                                                           Exhibit No. EX-99.h.2

                          DISTRIBUTION AND SERVICE PLAN

     The following  Distribution  and Service Plan (the "Plan") has been adopted pursuant to Rule l2b-l under the Investment Company Act of 1940, as amended (the
"1940 Act"),  by  RevenueShares  ETF Trust (the  "Trust"),  separately  for each
Series of the Trust  identified  on Schedule I as amended from time to time (the
"Series"),  which  Trust and Series may do  business  under  these or such other names as the Board of Trustees of the Trust may designate from time to time. The
Plan has been  approved  by a majority  of the Board of  Trustees,  including  a majority of the  Trustees  who are not  interested  persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related thereto ("non-interested  Trustees"), cast in person at a meeting  called for the  purpose of voting on such Plan.  Such  approval  by the
Trustees  included a determination  that in the exercise of reasonable  business judgment  and  in  light  of  their  fiduciary  duties,  there  is a  reasonable likelihood  that the Plan will  benefit  each  such  Series  and its  respective shareholders.

     The Trust is a  statutory  trust  organized  under the laws of the State of
Delaware,  is  authorized  to issue  different  series of  securities  and is an open-end  management  investment company registered under the 1940 Act. Foreside
Fund Services,  LLC (the  "Distributor")  is the principal  underwriter  for the
Series' shares pursuant to the  Underwriting  Agreement  between the Distributor and the Trust on behalf of each Series ("Distribution Agreement").

     The Plan provides that:

l.   The Trust shall pay to the  Distributor,  out of the assets of a particular
     Series,  a monthly  fee not to exceed the fee rate set forth on  Schedule I for such Series as may be  determined by the Trust's Board of Trustees from time to time.

2.   The  Distributor  shall use the monies paid to it  pursuant to  paragraph l above to finance any activity  primarily  intended to result in the sale of
     Creation  Units  of  each  Fund  or the  provision  of  investor  services, including  but  not  limited  to  (i)  delivering  copies  of  the  Trust's then-current  prospectus to prospective  purchasers of such Creation Units;
     (ii)  marketing  and  promotional  services  including  advertising;  (iii)
     facilitating  communications  with beneficial owners of shares of the Fund;
     and (iv)  such  other  services  and  obligations  as are set  forth in the
     Distribution Agreement.

3.   The  Distributor  shall report to the Trust at least  monthly on the amount and the use of the monies  paid to it under the Plan and shall  furnish the
     Board of Trustees of the Trust with such other information as the Board may reasonably  request in connection with the payments made under the Plan and the use thereof by the  Distributor in order to enable the Board to make an informed  determination  of the amount of the Trust's payments with respect to each Series and whether the Plan  should be  continued  with  respect to each Series.

4.   The  officers  of the Trust  shall  furnish to the Board of Trustees of the
     Trust,  for their review,  on a quarterly  basis,  a written  report of the amounts  expended  under  the Plan  with  respect  to each  Series  and the purposes for which such expenditures were made.

5.   This Plan  shall take  effect  with  respect to the shares of a  particular
     Series as of the effective date set forth on Schedule I (the  "Commencement
     Date");  thereafter,  the Plan shall continue in effect with respect to the shares of a  particular  Series for a period of more than one year from the
     Commencement Date only so long as such continuance is specifically approved at least  annually by a vote of the Board of Trustees of the Trust,  and of the  non-interested  Trustees,  cast in person at a meeting  called for the purpose of voting on such Plan.

6.   (a) The Plan may be terminated as to the shares of any particular Series at any time by vote of a majority of the non-interested Trustees or by vote of a majority of the outstanding voting securities of such Series.

     (b) The Plan may not be amended as to the shares of any  particular  Series to increase materially the amount to be spent for distribution  pursuant to paragraph l hereof without approval by the shareholders of such Series.

7.   All   material   amendments   to  this  Plan  shall  be   approved  by  the
     non-interested Trustees in the manner described in paragraph 5 above.

8.   So long as the Plan is in  effect,  the  selection  and  nomination  of the
     Trust's  non-interested  Trustees  shall be committed to the  discretion of such non-interested Trustees.

9.   The definitions contained in Sections 2(a)(19) and 2(a)(42) of the 1940 Act shall govern the meaning of "interested  person(s)" and "vote of a majority of the outstanding voting  securities,"  respectively,  for the purposes of this Plan.

     This  Plan  shall  take  effect on the  Commencement  Date,  as  previously defined.

October 12, 2007

                                   Schedule I

Series                                       Fee Rate             Commencement Date

RevenueShares Large Cap Fund
RevenueShares Mid Cap Fund
RevenueShares Small Cap Fund